Exhibit 23.2

Ming Shing Group Holdings Limited

8/F, Cheong Tai Industrial Building

16 Tai Yau Street, San Po Kong

Kowloon, Hong Kong

Re: Ming Shing Group Holdings Limited (the “Company”)

Dear Sirs,

We have acted as counsel to the Company, a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of [3,750,000] ordinary shares, par value $[0.001] per share (the “Ordinary Shares”), of the Company and the resale by selling shareholders of [1,500,000] Ordinary Shares of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your [Hong Kong / Cayman Islands] counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

[Name of Counsel]